Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 64 to the Registration Statement on Form N–1A of Fidelity Court Street Trust II: Fidelity New Jersey Municipal Money Market Fund (formerly known as Fidelity New Jersey AMT Tax-Free Money Market Fund ) of our report dated January 13, 2022, relating to the financial statements and financial highlights included in the November 30, 2021 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 15, 2022